Exhibit 3.180

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SAFEWAY INC.

ARTICLE I

The name of the Corporation is Safeway Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE, 19801, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred (100) shares of common stock, par value $.01 per share.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than 3 directors nor more than 9 directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. At each annual meeting of stockholders of the Corporation, all directors shall be elected for a one (1) year term and shall hold office until the next succeeding annual meeting of stockholders and until their successors shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

ARTICLE VI

Any or all of the directors of the Corporation may be removed from office at any time, either with or without cause, by the affirmative vote of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding, and entitled to vote.

ARTICLE VII

Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

ARTICLE VIII

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the President.

ARTICLE IX

The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

ARTICLE X

A. The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors or officers may be entitled by law. No amendment or repeal of this Section A of Article X shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

B. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Section B of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

C. In furtherance and not in limitation of the powers conferred by statute:

(i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of a majority of the outstanding stock of the Corporation entitled to vote thereon.

ARTICLE XII

The Corporation reserves the right to repeal, alter amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

This Amended & Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.